Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2006, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-134431) and related Prospectus of Website Pros, Inc. dated July 14, 2006 for the registration of 5,053,901 shares of its common stock.

/s/ Ernst & Young LLP

Jacksonville, FL

July 10, 2006